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                                   EXHIBIT 12
                       FINANCIAL STATEMENTS OF REGISTRANT
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AUL American Series Fund, Inc.
Annual Report
December 31, 1997

This report and the financial statements contained herein are submitted for the general information of the Participants. The report is not to be distributed to prospective investors as sales literature unless accompanied or preceded by an effective prospectus of AUL American Series Fund, Inc. and AUL American Unit Trust or AUL American Individual Unit Trust, which contains further information concerning the sales expenses and other pertinent information.

A Message From The Chairman of the Board and President
The U.S. economy continued to surprise investors with its performance during 1997. The current seven year expansion has been unique in that economic growth has remained moderate while inflationary pressures have been subdued. The inflation rate actually declined during 1997, allowing the Federal Reserve to hold monetary policy steady during the last nine months of the year. Other positive economic factors during the year included lower interest rates, higher productivity and improved corporate profit margins.

Equity investors were richly rewarded during the past year with the Dow Jones Industrial Average and the S&P 500 (commonly quoted equity indices) both achieving double digit returns. During 1997, equity investors reacted positively to the combination of slow growth and moderate inflation. However, the volatility of returns increased dramatically during the second half of the year as investors became fearful that corporations would experience a decline in profit growth during 1998. Severe weakness in Asia and Latin America was another principal catalyst causing increased volatility.

Bond yields moved higher in the first quarter of 1997 in reaction to the Federal Reserve Bank's 25 basis point increase in the Federal Funds rate target but declined over the remainder of the year. Moderate inflation, a declining federal deficit, and turmoil in the Asian markets caused the Federal Reserve Bank to withhold any further intervention, despite strong economic growth and low unemployment. As a result, bonds returns, especially for bonds with longer maturities, were competitive with common stocks in the last six months of 1997 although they still trailed well behind equity returns for the entire year.

Equity investors have now experienced three years of phenomenal equity returns, returns which are substantially higher than the long-term averages. The major stock indices could still post further gains during 1998, but the opportunity to dramatically outperform the long-term averages becomes extremely limited. Good bond performance will depend on declining interest rates, continued moderate inflation and bonds being viewed as an ""alternative investment"" for equity investors.

Investment performance for the AUL American Series Fund, Inc. for the year 1997 was:
Equity Portfolio          29.6%    Managed Portfolio               21.0%
Money Market Portfolio     4.9%    Tactical Asset Portfolio        15.5%
Bond Portfolio             7.9%

We suggest your careful review of the Portfolio Manager comments found on the following pages comparing these returns to other indices. The performance numbers for the AUL American Series Fund, Inc. are net of investment advisory fees and other expenses paid by each portfolio but do not reflect specified contract charges and mortality and expense risk charges which may be incurred when investing in a variable annuity contract.

                                                  /s/ James W. Murphy
                                                      James W. Murphy
                                Chairman of the Board of Directors and President
Indianapolis, Indiana
January 20, 1998

Directors and Officers of AUL American Series Fund, Inc.
James W. Murphy, Chairman of the Board and President
R. Stephen Radcliffe, Director
James P. Shanahan, Director, Vice President and Treasurer
Dr. Ronald D. Anderson, Director
    Professor, School of Business Indiana University, Indianapolis, Indiana Dr. Leslie Lenkowsky, Director
    Indiana University, Center of Philanthropy Indianapolis, Indiana Richard A. Wacker, Secretary

A Message From Kathryn Hudspeth,
Portfolio Manager of Equity Portfolio

The Equity Portfolio invests primarily in equity securities selected on the basis of fundamental investment research for their long-term growth prospects. Using a bottom-up approach, the Portfolio concentrates on companies which appear undervalued compared to the market and their own historic valuation levels. Other important considerations include management ability, free cashflow, insider ownership and industry dominance.

The year 1997 was another impressive
year for the stock market with domestic equity returns easily outpacing bonds, cash and international market indices. Although the Federal Reserve did intervene in March 1997, it remained on the sidelines for the rest of the year. Sustainable economic growth continued, inflation fears subsided, and corporate profits remained intact.

As a result, the Dow Jones Industrial Average (DJIA) advanced 24.9% during the year. This represents a record seven consecutive year advance for the DJIA and the first time in its history that this blue chip index has risen 20% or more during three consecutive years. During 1997, the S&P 500 advanced 33.4% with a majority of this performance occurring during the first seven months of the year.

Investor sentiment changed frequently throughout the year. As we began 1997, investors focused on large global growth companies that could provide consistent earnings either from domestic markets or abroad. As a result, smaller capitalization companies lagged the overall market by a wide margin. Because of the noticeable disparity in returns, many investors shifted their interest to smaller companies during May. However, this interest was short lived. Investors panicked in October in response to the Asian crisis, at which time market leadership changed again with performance favoring large defensive growth companies with limited exposure to developing countries. The Equity Portfolio achieved a 29.6% investment return for calendar 1997 which is higher than the long-term average return for stocks.

The Equity Portfolio also outperformed the average diversified U.S. stock fund which returned 24.4%, according to Lipper Analytical Services Inc. The Portfolio benefitted from its holdings in technology, pharmaceutical, and financial industries. The return of the Portfolio was also propelled by several merger situations and share repurchase programs.

U.S. fundamentals remain solid, but the economy is expected to slow down in 1998. The present bull market has narrowed its focus considerably to those stocks perceived as "safe havens". At current levels, the U.S. stock market could be vulnerable to any disruption in corporate profits or fallout from the weakness in Asia.

AUL American Series Fund, Inc. Equity Portfolio

AVERAGE ANNUAL TOTAL RETURNS FOR THE PERIOD ENDED DECEMBER 31, 1997

                                                      Equity             S&P 500
                                                   Portfolio
One Year                                               29.6%               33.4%
Five Years                                             16.8%               20.2%
Since Inception (4/10/90)                              15.2%               17.6%
Value of a hypothetical $10,000
investment made 4/10/90                              $29,664             $34,972

The charts show the Equity Portfolio's total returns, which include changes in share price and reinvestment of dividends and capital gains. Figures for the S&P 500, an unmanaged index of common stocks, include reinvestment of dividends and capital gains. S&P 500 is a registered trademark of Standard & Poor's Corporation. The inception figures are from the Portfolio's commencement of operations.

Performance numbers for the Equity Portfolio are net of all portfolio operating expenses, but do not include separate account or contract charges. If the performance data included the effect of these charges, the returns would be lower. Past performance is no guarantee of future results. Principal and investment return will vary so shares may be worth more or less than their original cost when redeemed.

A Message From Kent Adams,
Portfolio Manager of Bond Portfolio

The AUL American Bond Portfolio invests primarily in U.S. Treasury and Agency bonds and notes, investment grade corporate bonds, and U.S. Agency-backed residential mortgage obligations. Portfolio holdings may range in maturity from overnight money market investments to bonds with maturities as long as 30 years. The average maturity of the portfolio is shortened or lengthened depending on the outlook for interest rates. The mix of corporate bonds, U.S. Agencies and Treasuries, and mortgage-backed securities in the portfolio is varied depending on the relative attractiveness of these sectors.

The Bond Portfolio's total return was 7.9% in 1997. This return represents interest income and the price change of the fixed income securities held in the portfolio. On average the Bond Fund holdings experienced price increases in 1997 due to declines in interest rates. The total return for the Lehman Brothers Aggregate Bond Index (the "Index") was 9.7% in 1997.

At the beginning of 1997 the Bond Portfolio's average duration was very close to the level of the Lehman Brothers Aggregate Index. As interest rates increased and bond prices decreased during the first half of the year, the portfolio was lengthened to an average duration longer than the Index's duration. The duration of the portfolio was gradually shortened during the remainder of the year as interest rates declined. At year-end the duration of the portfolio closely matched the duration of the benchmark.

Approximately 35% of the portfolio was invested in U. S. Treasury and Agency holdings at year-end 1997. The remainder of the portfolio was allocated to corporate bonds (37%), high quality GNMA Pass-Through and asset-backed securities (24%), and cash equivalents (4%).

Declining inflation, a shrinking budget deficit, and a relatively inactive Federal Reserve resulted in falling interest rates and rising bond prices in the second half of 1997. Although U.S. economic growth remains strong with low unemployment, collapsing currencies and the potential for significant weakness in Asian economies should result in some moderating of U.S. growth as well as keeping a lid on import prices. Although treasury bond yields along the entire yield curve have declined to below 6%, most analysts remain positive on the near-term outlook for bonds.

The currency crisis in Asia during the second half of 1997 negatively affected the performance of two of the bond portfolio's holdings, Korea Development Bank and Petronas (Malaysia). Although prices for these two holdings declined significantly in reaction to the negative news from Asia, these bonds are now priced at levels that represent opportunity in 1998. The credit characteristics and prices of these bond holdings are being closely monitored in anticipation of taking advantage of any turnaround.

Beginning in 1997, the Portfolio will use the Lehman Brothers Aggregate Bond Index as its benchmark instead of the Lehman Brothers Government/Corporate Bond Index which has been used in the past. The Lehman Brothers Aggregate Bond Index includes one-year and longer government, corporate, Yankee, and U.S. Agency mortgage-backed bonds and has an average maturity of 81/2 years. This Index is a better match to the Portfolio for comparative purposes because this Index includes mortgage-backed securities, while the Lehman Brothers Government/Corporate Index does not.

AUL American Series Fund, Inc. Bond Portfolio

AVERAGE ANNUAL TOTAL RETURNS FOR THE PERIOD ENDED DECEMBER 31, 1997

                                    Bond     Lehman Brothers     Lehman Brothers
                               Portfolio   Govt./Corp. Index     Aggregate Index
One Year                            7.9%                9.8%                9.7%
Five Years                          6.8%                7.6%                75.%
Since Inception (4/10/90)           8.6%                9.2%                9.1%
Value of a hypothetical $10,000
investment made 4/10/90          $18,841             $19,631             $19,514

The charts show the Bond Portfolio's total returns, which include changes in share price and reinvestment of income and capital gains. Figures for the Lehman Brothers Government/Corporate Bond Index and the Lehman Brothers Aggregate Index, are unmanaged indices of government and corporate bonds, which is a broad measure of the performance of the U.S. bond market, include reinvestment of income and capital gains. The inception figures are from the Portfolio's commencement of operations.

Performance numbers for the Bond Portfolio are net of all portfolio operating expenses, but do not include separate account or contract charges. If the performance data included the effect of these charges, the returns would be lower. Past performance is no guarantee of future results. Principal and investment return will vary so shares may be worth more or less than their original cost when redeemed.

A Message From Kathryn Hudspeth and Kent Adams,
Portfolio Managers of Managed Portfolio

The Managed Portfolio utilizes a fully managed investment policy by allocating assets among publicly traded common stocks, debt securities, and money market instruments. Asset allocation decisions are based on economic factors and the valuation of each asset class compared to historic levels.

Bond and stock investors enjoyed positive returns during 1997. Although bond yields rose during the first quarter, rates eased during the remainder of the year resulting in positive bond performance. The stock market began the year on a strong note despite forecasts that stocks were overvalued. However, concern began to mount in August in response to disappointing corporate earnings announcements and turmoil in Southeast Asia. Large swings or point changes in the major stock indices became almost a common occurrence by the end of the year.

Although stocks achieved above average returns during 1995 and 1996, we believed that the equity market would still offer superior returns to bonds and cash during 1997. As a result, the Managed Portfolio continued to be overweighted in stocks compared to bonds and cash. By the end of 1997, 54% of the Portfolio was invested in stocks, while 41% was invested in bonds and 5% was invested in cash equivalents. This can be compared to an asset allocation of 55% stocks, 42% bonds and 3% cash equivalents at year-end 1996.

Bonds, especially issues with longer maturities, performed well in the second half of 1997. Returns for the entire year, however, lagged well behind the impressive performance of the stock market. Bond returns exceeded money market returns by several percentage points in 1997.

Stocks held in the Managed Portfolio typically have a value orientation. During 1997, several of these undervalued stocks were "recognized" and were purchased by competitors or were involved in share repurchase programs. These factors enhanced the Portfolio's return. The Portfolio also benefitted from its holdings in the technology, pharmaceutical and financial industries.

The Managed Portfolio finished 1997 with an investment return of 21.0% compared to 9.6% for the Lehman Brothers Aggregate Bond Index and 33.4% for the S&P 500.

At the present time, most economists are still trying to gauge the impact that Asia will have on our economy and markets. If the U.S. economy weakens and interest rates decline, the bond market should have positive returns. However, downward pressure on economic growth and corporate earnings will cause concern among equity investors and increase overall volatility. As a result, the stock market may face a more difficult road in 1998.

Beginning in 1997, the Managed Portfolio will use the Lehman Brothers Aggregate Bond Index as its benchmark instead of the Lehman Brothers Government/Corporate Bond Index which has been used in the past. The Lehman Brothers Aggregate Bond Index includes one-year and longer government, corporate, Yankee, and U.S. Agency mortgage-backed bonds and has an average maturity of 81/2 years. This Index is a better match to the Managed Portfolio for comparative purposes because this Index includes mortgage-backed securities, while the Lehman Brothers Government/Corporate Index does not.

AUL American Series Fund, Inc. Managed Portfolio

AVERAGE ANNUAL TOTAL RETURNS FOR THE PERIOD ENDED DECEMBER 31, 1997

                        Managed   S&P 500    Lehman Brothers     Lehman Brothers
                      Portfolio            Govt./Corp. Index     Aggregate Index
One Year                  21.0%     33.4%               9.8%                9.7%
Five Years                12.5%     20.2%               7.6%                7.5%
Since Inception (4/10/90) 12.1%     17.6%               9.2%                9.1%
Value of a hypothetical
$10,000 investment     $24,083   $34,972            $19,631             $19,514
 made 4/10/90

The charts show the Managed Portfolio's total returns, which include changes in share price and reinvestment of dividends and capital gains. Figures for the S&P 500, an unmanaged index of common stocks, include reinvestment of dividends and capital gains. S&P 500 is a registered trademark of Standard & Poor's Corporation. Figures for the Lehman Brothers Government/Corporate Bond Index and the Lehman Brothers Aggregate Index, unmanaged indices of government and corporate bonds, which are broad measures of the performance of the U.S. bond market, include reinvestment of income and capital gains. The inception figures are from the Portfolio's commencement of operations.

Performance numbers for the Managed Portfolio are net of all portfolio operating expenses, but do not include separate account or contract charges. If the performance data included the effect of these charges, it would be lower. Past performance is no guarantee of future results. Principal and investment return will vary so shares may be worth more or less than their original cost when redeemed.

A Message From John Riazzi,
Portfolio Manager of Tactical Asset Allocation Portfolio

Stock market returns remained strong in the past year, with a 33.4% increase for the S&P 500 during the period. These returns were far higher than historical averages, as many of the fundamentals that have driven the 7 year bull market (e.g., favorable interest rate outlook, higher corporate productivity, mutual fund inflows) have remained intact. At the same time, investors were faced with record-breaking volatility. Fueled by news of an economic crisis in developing Asian markets, investors pushed the DJIA 554 points lower on October 27, only to turn around the next day and drive the DJIA 337 points higher. Clearly, investors are trying to assess the potential impact of a recession in southeast Asia, with a focus on the possibility of a deflationary economy (i.e., one in which aggregate prices decline) and lower growth expectations. As the year drew to a close, investor focus had shifted toward Asia and away from concerns over higher interest rates. The possibility of an interest rate tightening by the Federal Reserve - such a dominant theme earlier in the year in terms of understanding market behavior - now appears remote. Indeed, bonds rallied strongly in the latter half of the year, in part due to speculation that interest rates were more likely to go down.

In our view, the current market environment is likely to remain positive for bonds and for the more "interest-rate-sensitive" sectors of the stock market. The valuations on many of these securities are quite compelling, and the exposure to overseas uncertainties is limited. Finding a "safe harbor" for assets during 1998 is likely to be a dominant theme in what we feel is a highly uncertain, volatile stock market; one that is characterized by dampened growth expectations and valuations well ahead of historical norms. Our top investment objective is preservation of client capital. By investing in the fixed income markets, and by maintaining a prominent exposure to high-yielding "defensive" stocks such as REITs (real estate investment trusts), and electric utilities, we are most likely to achieve this objective.

Our allocation to stocks was 59% at mid-year, which we consider a "neutral" positioning. As the year progressed, our asset allocation models indicated an even more cautious intermediate term outlook. By year end we reduced the equity allocation in the portfolio to 51.6%. Some positions reached full valuations and were sold, while others were reduced in line with the revised equity targets. We also rotated our industry weightings to emphasize REIT's and electric utilities, which provide greater price stability and a healthy dividend yield, and are more likely to outperform in an uncertain market. At period end we had built our total electric utility position to 1.4% of the portfolio, while REIT's comprised 2.6% of the fund. Meantime, the portfolio's exposure to technology stocks, and companies that manufacture "commodity" products such as chemicals and metals, was reduced. These firms are more vulnerable to deflation pressures, as well as an economic recession in southeast Asia, factors which may lead to earnings disappointments in the near term.

During 1997, the Tactical Asset portfolio provided a return of 15.5%, stronger than the Lipper Analytical Services, Inc. index of similarly-managed mutual funds, although lagging a 60/40 market index. Why have the majority of fund managers trailed the market-wide index? The S&P 500 is weighted by market capitalization, and its strong returns have largely been driven by a relatively small number of "mega-cap" stocks - essentially, the largest companies with the largest capitalizations and highest amount of market liquidity. A "price momentum" philosophy would emphasize these "mega-caps," and thus would be successful in this particular market environment. Our philosophy, on the other hand, is to adhere to a value discipline. Companies will be scrutinized for their growth potential, market positioning and strategic planning, but only companies with lower and/or reasonable valuations (i.e., price to earnings, prices to cash flow, price to book value) are candidates to be included in the portfolio. Research suggests that, over the longer-term (i.e., over a series of market environments), a disciplined approach that emphasizes value will be competitive with other investment management philosophies. We are not critical of high-flying "mega-cap" firms. They are often very well-managed, with impressive strategics for further expansion. They are simply too expensive, based on out criteria, to be appropriately included in this portfolio.

Our stock selection process and asset allocation models have provided long-term clients with relatively stable returns that have been competitive with the market indexes. Going forward, we expect our approach to continue to reward investors with solid risk-adjusted returns, while providing downside protection in times of market instability.

AUL American Series Fund, Inc. Tactical Asset Allocation Portfolio

AVERAGE ANNUAL TOTAL RETURNS FOR THE PERIOD ENDED DECEMBER 31, 1997

                          Tactical Asset             S&P 500     Lehman Brothers
                    Allocation Portfolio                      Inter. Govt. Index
One Year                           15.5%               33.4%                7.7%
Since Inception (7/31/95)          15.7%               28.0%                6.9%
Value of a hypothetical $10,000
investment made 7/31/95          $14,228             $18,147             $11,757

The charts show the Tactical Asset Allocation Portfolio's total returns, which include changes in share price and reinvestment of dividends and capital gains. Figures for the S&P 500, an unmanaged index of common stocks, include reinvestment of dividends and capital gains. S&P 500 is a registered trademark of Standard & Poor's Corporation. Figures for the Lehman Brothers Intermediate Government Bond Index, an unmanaged index of government and corporate bonds, which is a broad measure of the performance of the U.S. bond market, include reinvestment of income and capital gains. The inception figures are from the Portfolio's commencement of operations.

Performance numbers for the Tactical Asset Allocation account are net of all portfolio operating expenses, but do not include separate account or contract charges. If the performance data included the effect of these charges, returns would be lower. Past performance is no guarantee of future results. Principal and investment return will vary so shares may be worth more or less than their original cost when redeemed.

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

Report of Independent Accountants

The Shareholders and Board of Directors
AUL American Series Fund, Inc.

We have audited the accompanying statements of net assets, including the schedules of investments, of the AUL American Series Fund, Inc. (comprising, respectively, the Equity, Money Market, Bond, Managed, and Tactical Asset Allocation Portfolios) as of December 31, 1997, the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and financial highlights for each of the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments held by the custodian as of December 31, 1997, confirmation by correspondence with brokers as to securities purchased but not received at that date, or other auditing procedures where confirmations from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of each of the respective portfolios constituting the AUL American Series Fund, Inc., as of December 31, 1997, the results of their operations for the year then ended, the changes in their net assets for each of the two years in the period then ended, and financial highlights for each of the periods presented, in conformity with generally accepted accounting principles.

                                                /s/ Coopers and Lybrand, L.L.P.
Indianapolis, Indiana
February 2, 1998

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

                                    AUL American Series Fund, Inc.
                                      Statements of Net Assets
                                         December 31, 1997

                                                                                          Portfolio
                                                      -------------------------------------------------------------------------

                                                        Equity        Money Market     Bond          Managed     Tactical Asset

                                                      -----------    -------------  -----------    -----------   --------------


Assets:
Investments at value .............................    $80,751,960    $55,168,462    $33,560,233    $60,353,173    $ 4,429,945
(cost: $54,669,337 $55,168,462,
 $32,943,514, $47,730,241, and
 $4,066,700, respectively)
Receivable for shares sold, net ..................           --          536,493           --             --             --
Receivable for investment sold ...................           --             --          720,000           --             --
Dividends and interest receivable ................        135,493        102,873        491,891        396,805         31,379
Prepaid expense ..................................             33             33             33             33             33
Deferred organization costs ......................           --             --             --             --            4,165
                                                      -----------     ----------     ----------     ----------      ---------
Total assets .....................................     80,887,486     55,807,861     34,772,157     60,750,011      4,465,522
                                                      -----------     ----------     ----------     ----------      ---------
Liabilities:
Payable for portfolio shares redeemed, net .......         15,596           --           24,231         33,647          3,536
Payable for investments purchased ................        525,062           --             --          183,567           --
Investment advisory fees payable .................         38,742         26,598         16,999         29,451          1,921
Accrued expenses .................................         32,130         24,321         13,007         26,336          3,000
Organization costs payable to AUL ................           --             --              --             --           4,830
                                                      -----------     ----------     ----------     ----------      ---------
Total liabilities ................................        611,530         50,919         54,237        273,001         13,287
                                                      -----------     ----------     ----------     ----------      ---------

Net Assets .......................................    $80,275,956    $55,756,942    $34,717,920    $60,477,010    $ 4,452,235
                                                      ===========    ===========    ===========    ===========    ===========

Shares outstanding ...............................      3,816,406     55,756,942      3,252,044      3,945,223        357,897
                                                      ===========    ===========    ===========    ===========    ===========

Net Asset Value per share ........................ $        21.03    $      1.00    $    10.68     $     15.33    $     12.44
                                                      ===========    ===========    ===========    ===========    ===========

The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                            Statements of Operations
                      For the year ended December 31, 1997

                                                                            Portfolio
                                             ---------------------------------------------------------------------
                                                  Equity    Money Market     Bond       Managed     Tactical Asset
                                             ------------  ------------- -----------   ------------ --------------


Investment Income:
Income:
Dividends ................................   $   994,398   $      --     $      --      $   436,958   $    23,527
Interest .................................       438,298     2,580,200     1,915,146      1,594,333        86,847
                                             -----------   -----------   -----------    -----------   -----------
                                               1,432,696     2,580,200     1,915,146      2,031,291       110,374
                                             -----------   -----------   -----------    -----------   -----------


Expenses:
Investment advisory fee ..................       328,408       235,394       154,861        258,903        16,830
Custodian and service agent fees .........        68,404        48,829        33,015         55,772         7,774
Professional fees ........................         8,096         6,201         3,975          6,395         5,212
Amortization of deferred
  organization costs .....................          --            --            --             --           1,610
Director fees ............................         6,552         4,755         3,163          5,220           332
Printing .................................        13,913        10,098         6,719         11,087           702
Proxy ....................................         6,708         5,385         3,471          5,567           362
Other expenses ...........................         1,279         1,279         1,279          1,279         1,279
                                             -----------   -----------   -----------    -----------   -----------
                                                 433,360       311,941       206,483        344,223        34,101
                                             -----------   -----------   -----------    -----------   -----------


Net investment income ....................       999,336     2,268,259     1,708,663      1,687,068        76,273
                                             -----------   -----------   -----------    -----------   -----------


Gain (Loss) on Investments:
Net realized gain ........................     1,058,100          --         687,635      1,443,799       257,170
Net change in unrealized
gain (loss) ..............................    14,404,527          --         (27,147)     6,578,271       130,402
                                             -----------   -----------    -----------   -----------   -----------
Net gain .................................    15,462,627          --         660,488      8,022,070       387,572
                                             -----------   -----------   -----------    -----------   -----------


Net Increase in
     Net Assets from Operations ..........   $16,461,963   $ 2,268,259   $ 2,369,151    $ 9,709,138   $   463,845
                                             ===========   ===========   ===========    ===========   ===========


The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                      Statements of Changes in Net Assets
                 for the years ended December 31, 1997 and 1996

                                                  Portfolio

                                             Equity                              Money Market
                                     -------------------------------   -----------------------------

                                        1997                1996           1997           1996
                                     --------------   --------------   ------------     ------------


Increase in Net Assets
from Operations:
Net investment income ...........    $    999,336     $    769,850     $  2,268,259     $  1,544,419
Net realized gain (loss) ........       1,058,100         (217,011)            --               --
Net change in
unrealized gain (loss) ..........      14,404,527        6,974,701             --               --
                                     ------------      -----------     ------------     ------------
Increase in Net Assets
from Operations .................      16,461,963        7,527,540        2,268,259        1,544,419
                                     ------------      -----------     ------------     ------------

Dividends and Distributions:
From net investment income ......      (1,011,139)        (760,627)      (2,268,259)      (1,544,419)
From net realized gain ..........        (841,088)            --               --               --
                                     ------------      -----------      -----------     ------------
Decrease ........................      (1,852,227)        (760,627)      (2,268,259)      (1,544,419)
                                     ------------      -----------     ------------     ------------

Shareholder Transactions:
Proceeds from shares sold .......      23,646,772       14,831,799       89,738,967       82,650,126
Reinvested distributions ........       1,693,617          677,401        2,268,259        1,544,419
Cost of shares redeemed .........     (10,326,275)      (6,923,532)     (76,477,759)     (68,257,076)
                                     ------------      -----------     ------------     ------------
Increase ........................      15,014,114        8,585,668       15,529,467       15,937,469
                                     ------------      -----------     ------------     ------------

Net increase ....................      29,623,850       15,352,581       15,529,467       15,937,469
Net Assets at beginning of year..      50,652,106       35,299,525       40,227,475       24,290,006
                                     ------------      -----------     ------------     ------------
Net Assets at end of year .......    $ 80,275,956     $ 50,652,106     $ 55,756,942     $ 40,227,475
                                     ============     ============     ============     ============


Shares sold .....................       1,225,237          965,142       89,738,967       82,650,126
Reinvested distributions ........          83,382           43,359        2,268,259        1,544,419
Shares redeemed .................        (535,202)        (449,474)     (76,477,759)     (68,257,076)
                                     ------------      -----------     ------------     ------------

Net Increase ....................         773,417          559,027       15,529,467       15,937,469
Shares outstanding at
beginning of year ...............       3,042,989        2,483,962       40,227,475       24,290,006
                                     ------------      -----------     ------------     ------------
Shares outstanding at end of year       3,816,406        3,042,989       55,756,942       40,227,475
                                     ============      ===========     ============     ============


The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                Statements of Changes in Net Assets (continued)
                 for the years ended December 31, 1997 and 1996



                                                                      Portfolio
                                           ---------------------------------------------------------------
                                                         Bond                          Managed

                                           --------------------------------  -----------------------------
                                                 1997            1996            1997             1996
                                           ------------     ---------------  ------------     ------------

Increase in Net Assets
from Operations:
Net investment income .................    $  1,708,663     $  1,609,109     $  1,687,068     $  1,271,092
Net realized gain .....................         687,635           18,492        1,443,799           77,781
                                           ------------      -----------     ------------     ------------
Net change in
unrealized gain (loss) ................         (27,147)      (1,021,212)       6,578,271        2,961,892
                                           ------------      -----------     ------------     ------------
Increase in Net Assets
from Operations .......................       2,369,151          606,389        9,709,138        4,310,765


Dividends and Distributions:
From net investment income ............      (1,707,647)      (1,616,520)      (1,691,973)      (1,269,322)
From net realized gain ................        (633,130)         (18,491)      (1,443,799)         (77,781)
                                           ------------      -----------     ------------     ------------
Decrease ..............................      (2,340,777)      (1,635,011)      (3,135,772)      (1,347,103)
                                           ------------      -----------     ------------     ------------

Shareholder Transactions:
Proceeds from shares sold .............      13,713,183       14,086,640       15,228,291       15,341,831
Reinvested distributions ..............       2,340,777        1,495,931        3,135,773        1,316,098
Cost of shares redeemed ...............      (9,552,294)     (11,795,234)      (7,552,037)      (7,374,576)
                                           ------------      -----------     ------------     ------------
Increase ..............................       6,501,666        3,787,337       10,812,027        9,283,353
                                           ------------      -----------     ------------     ------------

Net increase ..........................       6,530,040        2,758,715       17,385,393       12,247,015
Net Assets at beginning of year .......      28,187,880       25,429,165       43,091,617       30,844,602
                                           ------------      -----------     ------------     ------------
Net Assets at end of year .............    $ 34,717,920     $ 28,187,880     $ 60,477,010     $ 43,091,617
                                           ============     ============     ============     ============


Shares sold ...........................       1,268,900        1,316,217        1,035,603        1,203,357
Reinvested distributions ..............         219,241          141,513          208,366          101,708
Shares redeemed .......................        (884,186)      (1,108,222)        (513,935)         573,913)
                                           ------------      -----------     ------------     ------------

Net Increase ..........................         603,955          349,508          730,034          731,152
Shares outstanding at beginning of year       2,648,089        2,298,581        3,215,189        2,484,037
                                           ------------      -----------     ------------     ------------
Shares outstanding at end of year .....       3,252,044        2,648,089        3,945,223        3,215,189
                                           ============      ===========     ============     ============

The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                Statement of Changes in Net Assets (continued)
                 for the years ended December 31, 1997 and 1996


                                                  Portfolio
                                     ---------------------------
                                             Tactical Asset
                                     ---------------------------

                                          1997            1996
                                     -----------     -----------

Increase in Net Assets
from Operations:
Net investment income ...........    $    76,273     $    43,086
Net realized gain ...............        257,170          26,150
Net change in
unrealized gain (loss) ..........        130,402         188,464
                                     -----------     -----------
Increase in Net Assets
from Operations .................        463,845         257,700
                                     -----------     -----------

Dividends and Distributions:
From net investment income ......        (76,151)        (42,732)
From net realized gain ..........       (257,170)        (26,150)
                                     -----------     -----------
Decrease ........................       (333,321)        (68,882)
                                     -----------     -----------

Shareholder Transactions:
Proceeds from shares sold .......      2,246,655         874,893
Reinvested distributions ........        232,373          28,262
Cost of shares redeemed .........       (302,190)        (86,556)
                                     -----------     -----------
Increase ........................      2,176,838         816,599
                                     -----------     -----------

Net increase ....................      2,307,362       1,005,417
Net Assets at beginning of year..      2,144,873       1,139,456
                                     -----------     -----------
Net Assets at end of year .......    $ 4,452,235     $ 2,144,873
                                     ===========     ===========


Shares sold .....................        178,777          80,409
Reinvested distributions ........         18,622           2,488
Shares redeemed .................        (23,548)         (7,998)
                                     -----------     -----------

Net Increase ....................        173,851          74,899
Shares outstanding at
beginning of year ...............        184,046         109,147
                                     -----------     -----------
Shares outstanding at end of year        357,897         184,046
                                     ===========     ===========


The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                            Schedule of Investments
                                Equity portfolio
                               December 31, 1997


                                                                     Market
        Description                                     Shares       Value
        --------------------------------------------- ----------   ---------

Common Stock (87.8%)
Aerospace (1.7%)
Boeing Co. .......................................       15,300   $  748,744
Precision Castparts Corp. ........................       10,300      621,219
                                                                  ----------
                                                                   1,369,963
                                                                  ----------
Auto and Auto Parts (4.7%)
Bandag, Inc. .....................................       32,200    1,720,687
Ford Motor Co. ...................................       44,500    2,166,594
                                                                  ----------
                                                                   3,887,281
                                                                  ----------
Banks & Financial (11.8%)
American Express Co. .............................       22,200    1,981,350
Ohio Casualty Corp. ..............................       29,300    1,307,513
Banc One Corp. ...................................       36,330    1,973,173
Travelers Group, Inc. ............................       43,900    2,365,113
Washington Mutual, Inc. ..........................       29,790    1,900,974
                                                                  ----------
                                                                   9,528,123
                                                                  ----------
Broadcasting & Publishing (7.6%)
Chris-Craft Industries, Inc.* ....................       25,971    1,358,608
Deluxe Corp. .....................................       32,500    1,121,250
Gibson Greetings, Inc. ...........................       39,500      864,062
Harland (John H.) Co. ............................       34,600      726,600
Meredith Corp. ...................................       32,800    1,170,550
Moore Corp., Ltd. ................................       58,000      877,250
                                                                  ----------
                                                                   6,118,320
                                                                  ----------

Electrical Equipment & Electronics (7.6%)
Baldor Electric Co. ..............................       95,680    2,075,060
Dynatech Corp.* ..................................       64,200    3,009,375
General Electric Co. .............................       13,800    1,012,575
                                                                  ----------
                                                                   6,097,010
                                                                  ----------
Entertainment & Leisure (4.7%)
CPI Corp. ........................................       56,200    1,271,525
Fleetwood Enterprises, Inc. ......................       59,800    2,537,763
                                                                  ----------
                                                                   3,809,288
                                                                  ----------
Furniture and Apparel (9.8%)
Hillenbrand Industries, Inc. .....................       36,000    1,842,750
Kellwood Co. .....................................       50,100    1,503,000
La Z Boy Chair Co. ...............................       53,800    2,320,125
Liz Claiborne, Inc. ..............................       33,000    1,379,813
Reebok International .............................       29,300      844,206
                                                                  ----------
                                                                   7,889,894
                                                                  ----------
Health Care (6.8%)
Acuson Corp. .....................................       40,700      674,094
Guidant Corp. ....................................        6,800      423,300
Lilly (Eli) & Co. ................................       13,540      942,723
Merck & Co. ......................................       10,400    1,105,000
McKesson Corporation .............................       21,800    2,358,487
                                                                  ----------
                                                                   5,503,604
                                                                  ----------
Information Processing & Telecommunications (9.8%)
AT & T Corp. .....................................       36,500    2,235,624
International Business ...........................       14,300    1,495,244
  Machines Corp.
Novell, Inc.* ....................................       62,500      468,750
Sun Microsystems, Inc.* ..........................       50,300    2,005,713
Telxon Corp. .....................................       70,900    1,692,738
                                                                  ----------
                                                                   7,898,069
                                                                  ----------
Merchandising (5.2%)
Longs Drug Stores Corp. ..........................       66,700    2,142,737
Mercantile Stores Co. ............................       20,800    1,266,200
Stanhome, Inc. ...................................       32,100      824,569
                                                                  ----------
                                                                   4,233,506
                                                                  ----------
Metals & Mining (5.5%)
AK Steel Holding Corp. ...........................       48,900      864,918
Aluminum Company of ..............................       22,200    1,562,325
  America
Cleveland-Cliffs, Inc. ...........................       27,100    1,241,519
Oregon Steel Mills, Inc. .........................       35,900      765,119
                                                                  ----------
                                                                   4,433,881
                                                                  ----------
Oil & Oil Services (4.1%)
Royal Dutch Petroleum Co. ........................       29,400    1,593,112
Valero Energy Crop ...............................       55,000    1,729,063
                                                                  ----------
                                                                   3,322,175
                                                                  ----------
Transportation (3.4%)
Alexander & Baldwin, Inc. ........................       61,800    1,687,912
Norfolk Southern Corp. ...........................       34,200    1,053,788
                                                                  ----------
                                                                   2,741,700
                                                                  ----------
*does not pay cash dividends
The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                            Schedule of Investments
                          Equity Portfolio (continued)
                               December 31, 1997
                                                                    Market
        Description                                     Shares      Value
        --------------------------------------------- ---------   ----------



Common Stock (87.8%), continued
Miscellaneous (5.1%)
Carlisle Companies, Inc. ........................        18,500   $  790,875
Kelly Services, Inc. ............................        53,000    1,590,000
Michael Foods, Inc. .............................        38,600      940,875
PG & E Corporation ..............................        25,594      779,017
                                                                  ----------
                                                                   4,100,767
                                                                  ----------

Total common stock (cost: $44,851,191)                            70,933,581
                                                                  ----------


Money Market Mutual Funds (3.5%)
Federated Investors Prime Obligation Account ....     2,856,287    2,856,287
                                                                  ----------
Total mutual funds (cost: $2,856,287) ...........                  2,856,287
                                                                  ----------


                            Interest   Maturity      Principal     Market
                              Rate       Date         Amount       Value
                            --------- ---------     -----------   ----------


Short-term Notes (5.6%)
Associates Corporation of
North America ............  5.620%    01/09/98      $ 1,500,000    1,498,215
Beneficial Corporation ...  5.580%    01/06/98        1,000,000      999,310
GE Capital ...............  5.700%    01/13/98        2,000,000    1,996,260
                                                                  ----------

Total short-term notes (cost: $4,493,552)                          4,493,785
                                                                  ----------

Cash and Cash Equivalent (3.1%)
BONY Cash Reserve                                                  2,468,307
                                                                  ----------

Total Cash and Cash Equivalent (cost: $2,468,307)                  2,468,307
                                                                  ----------

Total Investments (cost: $54,669,337)                            $80,751,960
                                                                 -----------

*does not pay cash dividends
The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                            Schedule of Investments
                             Money Market Portfolio
                               December 31, 1997



                                                Interest    Maturity      Principal      Market
        Description                               Rate        Date         Amount        Value
        -------------------------------------- ---------- ----------- -------------- -----------


Short-term Notes (86.4%)
 U.S. Government & Agency Obligations (58.4%)

     Federal Home Loan Bank Notes ...........    5.450%     01/09/98  $  3,000,000   $ 2,996,367
     Federal Home Loan Mortgage
     Corporation Notes ......................    5.500%     02/06/98     5,200,000     5,171,140
     Federal Home Loan Mortgage
     Corporation Notes ......................    5.600%     02/20/98     6,000,000     5,953,333
     Federal National Mortgage
     Association Notes ......................    5.450%     02/05/98     2,100,000     2,088,873
     Federal National Mortgage
     Association Notes ......................    5.600%     01/21/98     4,000,000     3,987,556
     Federal National Mortgage
     Association Notes ......................    5.500%     01/13/98     5,500,000     5,489,990
     Federal National Mortgage
     Association Notes ......................    5.400%     01/12/98     6,500,000     6,489,275
                                                                                     -----------
                                                                                      32,176,534
Corporate Obligations (28.0%)
Automotive (3.6%)
     Ford Motor Credit Corporation ..........    5.780%     01/09/98     2,000,000     2,000,000
                                                                                     -----------
                                                                                       2,000,000
Electrical Equipment (13.4%)
     General Electric Company ...............    5.620%     01/23/98     2,400,000     2,400,000
     General Electric Capital Corporation ...    5.900%     01/30/98     2,700,000     2,700,000
     General Electric Capital Corporation ...    5.830%     01/09/98     2,300,000     2,300,000
                                                                                     -----------
                                                                                       7,400,000
Financial (6.5%)
     Associates Corporation of North America     5.690%     01/20/98     1,800,000     1,800,000
     Prudential Funding Corporation .........    5.700%     01/16/98     1,800,000     1,800,000
                                                                                     -----------
                                                                                       3,600,000
Machinery (4.5%)
     John Deere Capital Corporation .........    5.820%     01/23/98     2,500,000     2,500,000
                                                                                     -----------
                                                                                       2,500,000
                                                                                     -----------
Total short-term notes (cost: $47,676,534) ..                                         47,676,534
                                                                                     -----------
                                                              Shares
                                                              ------

Money Market Mutual Funds (8.9%)
          Dreyfus Masternote Account .............           2,892,040                 2,892,040
Federated Investors Prime Obligation .............           2,010,531                 2,010,531
                                                                                     -----------
Total money market mutual funds (cost: $4,902,571)                                     4,902,571
                                                                                     -----------
Cash and Cash Equivalent (4.7%)
BONY Cash Reserve ................................                                     2,589,357
                                                                                     -----------
Total cash and cash equivalent (cost: $2,589,357)                                      2,589,357
                                                                                     -----------

Total Investments (cost: $55,168,462) ............                                   $55,168,462
                                                                                     ===========

The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                            Schedule of Investments
                                 Bond Portfolio
                               December 31, 1997

                                                Interest  Maturity    Principal      Market
        Description                               Rate      Date       Amount        Value
        ---------------------------             --------- ---------- -----------  --------------


Long-term Notes and Bonds (97.2%)
  U.S. Government & Agency Obligations (35.7%)
     Federal Home Loan Bank Notes                8.375%     10/25/99   $ 1,300,000   $ 1,355,300
     Federal National Mortgage
     Association Notes                           6.640%     07/12/99     1,450,000     1,465,820
     U.S. Treasury Bonds                         6.625%     02/15/27     1,150,000     1,247,555
     U.S. Treasury Bonds                         8.000%     11/15/21       425,000       529,899
     U.S. Treasury Notes                         8.000%     05/15/01     1,950,000     2,082,444
     U.S. Treasury Notes                         6.250%     02/28/02     1,900,000     1,933,972
     U.S. Treasury Notes                         6.750%     04/30/00     3,300,000     3,374,151
                                                                                      ----------
                                                                                      11,989,141

Collateralized Mortgage Obligations (24.0%)
     American Southwest Financial
       Corporation CMO                           8.900%     03/01/18       180,200       188,110
     Federal National Mortgage
       Association Notes CMO                     7.500%     12/25/09       600,000       621,438
     Federal National Mortgage
     Association Notes CMO                       6.500%     05/25/08       800,000       810,624
     GNMA Pass-Through                           8.000%     07/15/27       660,188       684,417
     GNMA Pass-Through                           8.000%     07/15/27       332,136       344,319
     GNMA Pass-Through                           7.000%     05/15/26       247,185       249,180
     GNMA Pass-Through                           7.000%     01/15/27     2,908,199     2,931,726
     GNMA Pass-Through                           7.500%     01/15/27       693,001       710,056
     Green Tree Manufactured Housing CMO         7.290%     03/15/28     1,200,000     1,240,332
     Prudential -Bache Trust CMO 12D             5.350%     10/20/09       242,432       241,259
                                                                                      ----------
                                                                                       8,021,461

Corporate Obligations (37.5%)
     Associates Corporation of North
       America Notes                             5.600%     01/15/01     1,600,000     1,576,000
     California Infrastructure Bonds             6.220%     03/25/04       400,000       399,788
     California Infrastructure Bonds             6.320%     09/25/05       700,000       700,504
     Carlisle Companies, Inc.                    7.250%     01/15/07       950,000       992,750
     El Paso Natural Gas Company Notes           7.750%     01/15/02       200,000       209,750
     Enron Corporation                           6.450%     11/15/01       400,000       401,500
     General Electric Capital Corporation        8.850%     04/01/05       600,000       694,500
     General Motors Acceptance
       Corporation Notes                         5.450%     03/01/99     1,000,000       993,750
     Hydro-Quebec Debenture Bonds                8.050%     07/07/24       400,000       463,000
     ICI Investments BV                          6.750%     08/07/02       800,000       809,520
     Korean Development Bank                     7.375%     09/17/04       800,000       634,000
     Eli Lilly & Company Notes                   8.375%     12/01/06       850,000       971,125
     Petroliam National Berhd.                   7.125%     10/18/06       500,000       470,000
     Salomon Smith Barney Holdings Notes         6.625%     11/15/03       900,000       906,750
     Service Corporation                         6.750%     06/01/01       900,000       913,500
     U.S. West Capital Funding                   7.900%     02/01/27     1,350,000     1,469,813
                                                                                      ----------
                                                                                      12,606,250
                                                                                      ----------

Total long-term notes and bonds (cost: $32,000,133)                                 $ 32,616,852
                                                                                    ------------

The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                            Schedule of Investments
                           Bond Portfolio (continued)
                               December 31, 1997
                                                                      Principal       Market
        Description                                                     Amount        Value
        ------------------------------------------------------------ ------------- -------------


Money Market Mutual Funds (0.3%)
Federated Investors Prime Obligation                                                $     84,206
                                                                                      ----------
Total mutual funds (cost: $84,206)                                                        84,206
                                                                                      ----------
Cash and Cash Equivalents (2.5%)
BONY Cash Reserve                                                                        859,175
                                                                                      ----------
Total cash and cash equivalents (cost: $859,175)                                         859,175
                                                                                      ----------

Total Investments (cost: $32,943,514)                                               $ 33,560,233
                                                                                    ============

The accompanying notes are an integral part of the financial statements.

                        AUL American Series Fund, Inc.
                            Schedule of Investments
                               managed portfolio
                               December 31, 1997
                                                                          Market
        Description                                           Shares       Value
        ----------------------------------------------- ------------ -------------

                                                                             <

Common Stock (53.5%)
Aerospace (1.0%)
Boeing Co.                                                     6,900  $    337,668
Precision Castparts Corp.                                      5,100       307,594
                                                                      ------------
                                                                           645,262
                                                                      ------------
Auto and Auto Parts (2.9%)
Bandag, Inc.                                                  13,700       732,094
Ford Motor Co.                                                20,300       988,356
                                                                      ------------
                                                                         1,720,450
                                                                      ------------
Banks & Financial (7.1%)
American Express Co.                                           9,900       883,575
Banc One Corp.                                                16,350       888,009
Ohio Casualty Corp.                                           13,400       597,975
Travelers Group, Inc.                                         20,509     1,104,923
Washington Mutual, Inc.                                       13,070       834,029
                                                                      ------------
                                                                         4,308,511
                                                                      ------------
Broadcasting & Publishing (4.8%)
Chris-Craft Industries, Inc.*                                 11,629       608,342
Deluxe Corp.                                                  15,000       517,500
Gibson Greetings, Inc.                                        19,000       415,625
Harland (John H.) Co.                                         16,900       354,900
Meredith Corp.                                                14,900       531,744
Moore Corp., Ltd.                                             26,600       402,325
                                                                      ------------
                                                                         2,830,436
                                                                      ------------
Electrical Equipment & Electronics (4.6%)
Baldor Electric Co.                                           43,400       941,238
Dynatech Corp.*                                               29,000     1,359,374
General Electric Co.                                           6,100       447,588
                                                                      ------------
                                                                         2,748,200
                                                                      ------------
Entertainment & Leisure (3.0%)
CPI Corp.                                                     27,300       617,663
Fleetwood Enterprises                                         28,100     1,192,493
                                                                      ------------
                                                                         1,810,156
                                                                      ------------
Furniture and Apparel (5.9%)
Hillenbrand Industries, Inc.                                  15,700       803,644
Kellwood Co.                                                  22,600       678,000
La Z Boy Chair Co.                                            24,500     1,056,563
Liz Claiborne, Inc.                                           15,100       631,369
Reebok International                                          13,400       386,087
                                                                      ------------
                                                                         3,555,663
                                                                      ------------

Health Care (4.1%)
Acuson Corp.*                                                 18,800       311,375
Guidant Corp.                                                  3,400       211,650
Lilly (Eli) & Co.                                              5,904       411,066
Merck & Co.                                                    4,900      520,625
McKesson Corporation                                           9,700     1,049,419
                                                                      ------------
                                                                         2,504,135
                                                                      ------------
Information Processing & Telecommunications (5.9%)
AT & T Corporation                                            15,100       924,875
International Business                                         7,000       731,938
  Machines Corp.
Novell, Inc.*                                                 30,200       226,500
Sun Microsystems, Inc.*                                       22,600       901,175
Telxon Corp.                                                  32,400       773,550
                                                                      ------------
                                                                         3,558,038
                                                                      ------------
Merchandising (3.2%)
Longs Drug Stores Corp.                                       30,300       973,387
Mercantile Stores Co.                                          9,300       566,138
Stanhome, Inc.                                                14,500       372,469
                                                                      ------------
                                                                         1,911,994
                                                                      ------------
Metals & Mining (3.3%)
AK Steel Holding Corp.                                        22,800       403,275
Aluminum Company of                                           10,000       703,750
  America
Cleveland Cliffs, Inc.                                        12,200       558,913
Oregon Steel Mills, Inc.                                      15,900       338,868
                                                                      ------------
                                                                         2,004,806
                                                                      ------------
Oil & Oil Services (2.5%)
Royal Dutch Petroleum Co.                                     13,400       726,113
Valero Energy Crop.                                           24,800       779,650
                                                                      ------------
                                                                         1,505,763
                                                                      ------------
Transportation (2.1%)
Alexander & Baldwin, Inc.                                     27,200       742,900
Norfolk Southern Corp.                                        17,100       526,894
                                                                      ------------
                                                                         1,269,794
                                                                      ------------

*does not pay cash dividends
The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                            Schedule of Investments
                         Managed Portfolio (continued)
                               December 31, 1997

                                                                          Market
        Description                                           Shares       Value
        ---------------------------------------------- ------------- -------------


Common Stock (53.5%), continued
Miscellaneous (3.1%)
Carlisle Companies, Inc.                                       9,000  $    384,750
Kelly Services                                                24,100       723,000
Michael Foods, Inc.                                           16,900       411,938
PG & E Corporation                                            12,354       376,022

                                                                         1,895,710
                                                                      ------------
Total common stock (cost: $20,053,029)                                  32,268,918
                                                                      ------------
Money Market Mutual Funds (1.7%)
Federated Investors Prime Obligation                       1,023,272     1,023,272
                                                                      ------------
Total money market mutual funds (cost: $1,023,272)                       1,023,272

                                                                      ------------



                                                Interest   Maturity    Principal       Market
                                                  Rate       Date       Amount          Value
                                                --------  ---------- -------------  ------------
Long-term Notes and Bonds (41.4%)
U.S. Government and Agency Obligations 16.3%)
Federal Home Loan Bank Bonds                     8.600%     06/25/99   $   500,000       519,500
Federal Home Loan Bank Bonds                     8.375%     10/25/99       900,000       938,286
Federal National Mortgage
Association Bonds                                8.350%     11/10/99       500,000       521,345
Federal National Mortgage
Association Bonds                                6.640%     07/12/99       850,000       859,274
U.S. Treasury Bonds                              8.000%     11/15/21       350,000       436,387
U.S. Treasury Bonds                              6.625%     02/15/27       700,000       759,381
U.S. Treasury Notes                              8.000%     05/15/01     2,400,000     2,563,008
U.S. Treasury Notes                              6.250%     02/28/02     1,550,000     1,577,714
U.S. Treasury Notes                              6.750%     04/30/00     1,700,000     1,738,199
                                                                                    ------------
                                                                                       9,913,094
                                                                                    ------------

Collateralized Mortgage Obligations (11.6%)
Federal National Mortgage
Association Notes CMO                            6.500%     05/25/08       500,000       506,640
GNMA Pass-Through                                6.500%     05/15/26       389,857       385,876
GNMA Pass-Through                                6.500%     01/15/26       210,361       208,282
GNMA Pass-Through                                6.500%     04/15/26       572,382       566,824
GNMA Pass-Through                                6.500%     03/15/26       280,516       277,717
GNMA Pass-Through                                7.000%     01/15/27     1,902,628     1,917,982
GNMA Pass-Through                                7.500%     01/15/27       693,001       710,063
GNMA Pass-Through                                7.500%     12/15/27       396,000       405,773
GNMA Pass-Through                                8.000%     07/15/27       345,343       358,017
GNMA Pass-Through                                8.000%     07/15/27       295,641       306,535
GNMA Pass-Through                                7.000%     05/15/26       499,849       503,903
Green Tree Notes
Manufacturing Housing CMO                        7.290%     03/15/28       800,000       826,889
                                                                                    ------------
                                                                                       6,974,501
                                                                                    ------------

*does not pay cash dividends
The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                            Schedule of Investments
                         Managed Portfolio (continued)
                               December 31, 1997


                                                Interest    Maturity   Principal       Market
        Description                               Rate        Date      Amount         Value
        -------------------------------------- ---------- ----------- -----------  -------------



Corporate Obligations (13.5%)
Associates Corporation of
North America                                    5.600%     01/15/01  $    400,000   $   394,000
California Infrastructure                        6.220%     03/25/04       300,000       299,841
California Infrastructure                        6.320%     09/25/05       400,000       400,288
Carlisle Companies, Inc.                         7.250%     01/15/07       550,000       574,750
El Paso Natural Gas Co. Notes                    7.750%     01/15/02       100,000       104,875
Enron Corp.                                      6.450%     11/15/01       300,000       301,125
General Electric Capital
  Corporation                                    8.850%     04/01/05       600,000       694,500
GMAC Notes                                       5.450%     03/01/99       800,000       795,000
Hydro-Quebec Debenture Bonds                     8.050%     07/07/24       250,000       289,375
Korean Development Bank                          7.375%     09/17/04       600,000       475,500
Eli Lilly & Co. Bonds                            8.375%     12/01/06       450,000       514,125
ICI Investments BV                               6.750%     08/07/02       600,000       607,140
Petroleum National Berhd.                        7.375%     09/17/04       400,000       376,000
Service Company International Note               6.750%     06/01/01       700,000      710,500
Salomon Smith Barney Holding Note                6.625%     11/15/03       600,000       604,500
U.S. West Capital Funding                        7.900%     02/01/27       900,000       979,875
                                                                                    ------------
                                                                                       8,121,394
                                                                                    ------------
Total long-term notes and bonds (cost: $24,602,056)                                   25,008,989
                                                                                    ------------

Short-term Notes (1.6%)
Associates Corporation                           8.450%     02/02/98     1,000,000       994,400
                                                                                    ------------
Total short-term notes (cost: $994,290)                                                  994,400
                                                                                    ------------

Cash and Cash Equivalent (1.8%)
BONY Cash Reserve                                                                      1,057,594
                                                                                    ------------
Total cash and cash equivalent (cost: $1,057,594)                                      1,057,594
                                                                                    ------------

Total Investments (cost: $47,730,241)                                               $ 60,353,173
                                                                                    ============

*does not pay cash dividends
The accompanying notes are an integral part of the financial statements.

                         AUL American Series Fund, Inc.
                            Schedule of Investments
                      Tactical Asset Allocation Portfolio
                               December 31, 1997

                                                                          Market
        Description                                           Shares       Value


Common Stock (50.7%)
Automotive (2.9%)
Chrysler Corp.                                                 2,000  $   70,375
Ford Motor Co.                                                 1,200      58,425
                                                                       ---------
                                                                         128,800
                                                                       ---------
Banks & Financial (18.3%)
AFLAC, Inc.                                                    1,500      76,688
AMBAC, Inc.                                                    2,000      92,000
American National Insurance                                      500      46,500
Chase Manhattan Corp.                                            300      32,850
Countrywide Credit Ind.                                        1,000      42,875
Fannie Mae                                                     1,000      57,063
Frontier Insurance Group, Inc.                                 4,000      91,500
Green Tree Financial Corp.                                     3,500      91,656
Imperial Credit Commercial                                     5,000      73,125
Lawyers Title Corp.                                            1,000      31,436
Lehman Brothers Holding, Inc.                                  1,000      51,000
MGIC Investment Group                                            800      53,200
PMI Group, Inc.                                                1,000      72,313
                                                                       ---------
                                                                         812,206
                                                                       ---------
Electric Utility (1.4%)
Illinova Corp                                                  1,000      26,938
Nipsco                                                           700      34,606
                                                                       ---------
                                                                          61,544
                                                                       ---------

Information Processing & Telecommunications (11.5%)
360 Communications Company                                     4,000      80,750
Applied Materials, Inc.                                        3,000      90,375
Arrow Electronics, Inc.                                        1,000      32,438
Cabletron Systems, Inc.                                        2,500      37,500
Cox Communications, Inc.                                       1,500      60,093
ECI Telecommunications Limited Designs                         2,000      51,000
Intel Corp.                                                      800      56,200
MEMC Electronic Materials, Inc.                                1,000      15,250
Seagate Technology, Inc.                                       2,000      38,500
Sprint Corp.                                                     800      46,900
                                                                       ---------
                                                                         509,006
                                                                       ---------
Manufactured Housing (2.4%)
Clayton Homes, Inc.                                            4,000      72,000
Oakwood Homes Corp.                                            1,000      33,188
                                                                       ---------
                                                                         105,188
                                                                       ---------
Merchandising (2.6%)
Fingerhut Companies, Inc.                                      1,500      32,062
Payless Shoesource, Inc.                                         764      51,284
Toys R Us                                                      1,000      31,438
                                                                       ---------
                                                                         114,784
                                                                       ---------
Metals & Mining (3.1%)
Alumax, Inc.                                                     700      23,800
Aluminum Co. of America                                          400      28,150
Potash Corp. of Saskatchewan                                   1,000      83,000
                                                                       ---------
                                                                         134,950
                                                                       ---------
Real Estate (2.6%)
Simon Debartolo Group, Inc.                                    1,000      32,688
Storage USA                                                    1,000      39,938
Trizec Hahn Corp                                               2,000      46,374
                                                                       ---------
                                                                         119,000
                                                                       ---------
Miscellaneous (5.9%)
AGCo Corp.                                                     2,000      58,500
Comair Holdings, Inc.                                          2,250      54,281
Dow Chemical Co.                                                 400      40,600
Philip Morris Cos., Inc.                                       1,000      45,311
R.P. Scherer Corp.                                             1,000      61,000
                                                                       ---------
                                                                         259,692
                                                                       ---------
Total common stock (cost: $1,894,616)                                  2,245,170
                                                                       ---------
Preferred Stock (0.9%)
News Corp LTD                                                  2,000      39,750
                                                                       ---------
Total preferred stock (cost: $35,535)                                     39,750
                                                                       ---------

*does not pay cash dividends
The accompanying notes are an integral part of the financial statements.

AUL American Series Fund, Inc.
Schedule of Investments
Tactical Asset Allocation Portfolio (continued)
December 31, 1997

                                    Interest    Maturity   Principal      Market
        Description                    Rate        Date      Amount       Value

Long Term Notes (31.9%)
U.S. Government and Agency Obligations 21.7%)
Federal Home Loan Bank Bonds          0.000%    01/21/03$    100,000$     70,940
Federal National Mortgage
Association Bonds                     7.760%    08/02/06     100,000     102,568
U.S. Treasury Note                    6.500%    05/15/05     100,000     104,198
U.S. Treasury Note                    6.000%    10/15/99     100,000     100,593
U.S. Treasury Note                    5.500%    04/15/00     100,000      99,629
U.S. Treasury Note                    5.250%    07/31/98     100,000      99,847
U.S. Treasury Note                    5.875%    02/15/04     150,000     151,313
U.S. Treasury Note                    6.375%    01/15/00     100,000     101,429
U.S. Treasury Note                    7.500%    11/15/01     125,000     132,478
                                                                       ---------
                                                                         962,995
                                                                       ---------

Corporate Obligations (10.2%)
E.I. Dupont De Nemours                6.500%    09/01/02     150,000     152,063
Countrywide Funding Corporation       6.280%    01/15/03     150,000     149,812
Hilton Hotels                         7.000%    01/15/04     150,000     150,000
                                                                       ---------
                                                                         451,875
                                                                       ---------
Total long-term notes and bonds (cost: $1,407,077)                     1,414,870
                                                                       ---------

Short Term Notes (11.5%)
GTE Funding                                     01/08/98     110,000     109,887
Industrial Funding                              01/05/98     400,000     399,796
                                                                       ---------
Total short-term notes and bonds (cost: $509,563)                        509,683
                                                                       ---------

Certificates of Deposit (3.4%)
Potomac Capital                                 09/12/01     150,000     150,563
                                                                       ---------
Total certificates of deposit (cost: $150,000)                           150,563
                                                                       ---------
Cash and Cash Equivalents (1.6%)
BONY Cash Reserve                                             69,909      69,909
                                                                       ---------
Total cash and cash equivalent (cost: $69,909)                            69,909
                                                                       ---------

Total Investments (cost: $4,066,700)                                $  4,429,945
                                                                    ============

The accompanying notes are an integral part of the financial statements.

Notes to Financial Statements
1.      Summary of Significant Accounting Policies

The AUL American Series Fund, Inc. (Fund) was incorporated under the laws of Maryland on July 26, 1989, and is registered under the Investment Company Act of 1940, as amended, as an open-end, diversified management investment company. As a "series" type of mutual fund, the Fund issues shares of common stock relating to separate investment portfolios consisting of the Equity Portfolio, Money Market Portfolio, Bond Portfolio, Managed Portfolio, Tactical Asset Allocation Portfolio (Tactical Asset), Conservative Investor Portfolio, Moderate Investor Portfolio and Aggressive Investor Portfolio, hereinafter, referred to as portfolios. Currently, the Fund offers shares only to separate accounts of American United Life Insurance Company (AUL) to serve as an underlying investment vehicle for variable annuity contracts. The Fund commenced operations on April 10, 1990. The Conservative Investor Portfolio, Moderate Investor Portfolio and Aggressive Investor Portfolio have not commenced operations as of December 31, 1997 and as such are not included in the financial statements.

Investments
Securities traded on a national securities exchange are valued at the last trade price. Listed securities for which no sale was reported on the valuation date are valued at the latest bid price. Short-term notes are valued at amortized cost which approximates market value. Fixed income securities for which representative market quotes are readily available are valued at the latest bid price as quoted by one or more dealers who make a market in such securities. U.S. Government obligations are valued at the latest bid price; however, short-term obligations maturing in 60 days or less, when purchased, are valued at amortized cost which approximates market value.

The Money Market Portfolio securities are valued at amortized cost. The Fund's use of the amortized cost method is conditioned on its compliance with certain provisions of Rule 2a-7 of the Investment Company Act of 1940. The Investment Advisor reviews this method of valuation to ensure that the portfolio securities are reflected at their fair value.

Security transactions are recorded on the trade date plus one. Realized gains and losses are determined on the specific identification basis.

Income and Expense
Dividend income is recorded on the ex-dividend date, and interest income is accrued daily. Portfolio expenses are recorded on an accrual basis.

Deferred Organization Costs
Expenses incurred by the Fund in connection with its organization have been capitalized and are amortized over five years on a straight-line basis.

Taxes
The fund qualifies as a regulated investment company under Section M of the Internal Revenue Code. The Fund's policy is to distribute all income to shareholders, therefore, no provision has been made for income taxes.

Dividend and Capital Gain Distributions
For the Money Market Portfolio, dividends from net investment income are declared and paid daily. For all other portfolios, dividends from net investment income are declared and paid quarterly. Distributions from net realized gains on investments are declared and paid at least annually for all portfolios.

Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decrease in net assets from operations during the reporting period. Actual results could differ from those estimates.

2.      Transactions with AUL
        As of December 31, 1997. AUL's investment at value in the Fund is:
                Equity Portfolio            $  6,511,077
        Tactical Asset Portfolio                 622,012
                                            ------------
                                            $  7,133,089
                                            ============
The Fund has an investment advisory agreement with AUL to act as its investment advisor. AUL has a sub-advisory agreement with Dean Associates under which Dean acts as the Sub-Advisor to the Tactical Asset Portfolio. For its services, AUL receives a fee at an annual rate of .50% of the Portfolio's average daily net assets, except for Tactical Asset where the fee is .80%. AUL has also agreed that its fee may be reduced if the aggregate ordinary operating expenses of the Portfolios exceed 1% of the average daily net assets during the year. As of December 31, 1997, AUL's investment advisory fee was reduced for Tactical Asset. To the extent that AUL has reduced its advisory fees to prevent the Portfolio's aggregate ordinary operating expenses from exceeding 1% of average daily net asset, it may increase its advisory fee during any of the next succeeding 5 years, provided that the aggregate ordinary operating expenses in any given year do not exceed 1% of the average daily net assets in that year. The total amount of any increase in AUL's fees will not exceed the prior fee reduction.

AUL may terminate the policy of reducing its fee and/or assuming Fund expenses upon 30 days prior written notice to the Fund, and in any event, the policy will automatically terminate if the Investment Advisory Agreement is terminated. The investment advisory fees incurred during the years ended December 31, 1997 and 1996, were $994,396 and $712,483, respectively. Certain directors of the Fund are officers of AUL.

3.      Agreements with Banks
The Fund has agreements with The Bank of New York (Bank) whereby the Bank serves as custodian of the securities and other assets of the Fund and as the fund's accountant.

4.      Investment Transactions
Purchases and sales of investment securities (excluding short-term securities and money market mutual funds) during the year ended December 31, 1997, were:

                                                  Portfolio
                      ---------------------------------------------------------------

                         Equity       Money        Bond      Managed       Tactical
                                      Market                                 Asset
                      ------------  --------  -----------  ------------  ------------

Common Stock:
Purchases .........   $14,814,315   $  --     $      --     $ 4,751,130   $ 1,673,834
Proceeds from sales     5,191,117      --            --       4,342,621     1,030,048
Corporate Bonds:
Purchases .........          --        --      10,257,516     7,117,480       597,482
Proceeds from sales          --        --       6,452,612     1,959,972          --
Government Bonds:
Purchases .........          --        --      25,687,099    20,905,139       868,166
Proceeds from sales          --        --      23,940,975     6,423,982       450,000

5.      Authorized Capital Shares
The Fund has 325,000,000 authorized shares of $.001 par value capital stock, which includes 20,000,000 unallocated shares. The remaining shares are allocated to each of the Fund's portfolios as follows:
Equity Portfolio                  20,000,000
Money Market Portfolio           125,000,000
Bond Portfolio                    20,000,000
Managed Portfolio                 40,000,000
Tactical Asset                    25,000,000
Conservative Investor Portfolio   25,000,000
Moderate Investor Portfolio       25,000,000
Aggressive Investor Portfolio     25,000,000
                                 -----------
                                 305,000,000
                                 ===========

6.      Net Assets
        Net Assets at December 31, 1997, are:

                                                                    Portfolio
                               ---------------------------------------------------------------------------------
                                  Equity           Money             Bond            Managed           Tactical
                                                   Market                                                 Asset
                               -------------    -------------    -------------    -------------    -------------

Proceeds from shares sold
and reinvested distributions   $  80,202,566    $ 256,056,630    $  66,042,092    $  73,830,956    $   4,488,240
Cost of shares redeemed ....     (26,009,282)    (200,299,688)     (32,000,880)     (25,980,770)        (399,481)
Undistributed net investment
 income ....................              49             --              5,484            3,892              231
Undistributed net realized
gain (loss) ................            --               --             54,505             --               --
Unrealized gain (loss) .....      26,082,623             --            616,719       12,622,932          363,245
                               -------------    -------------    -------------    -------------    -------------
                               $  80,275,956    $  55,756,942    $  34,717,920    $  60,477,010    $   4,452,235


7.      Unrealized Gain
Unrealized Gain (Loss) at December 31, 1997, is:

                                                     Portfolio
                  --------------------------------------------------------------------------
                     Equity           Money              Bond         Managed      Tactical
                                      Market                                         Asset
                  -------------    -------------    -------------  -------------  ----------


Common Stock:
Appreciation ...   $ 26,760,626      $    --       $       --      $ 12,526,486    $  506,592
Depreciation ...       (678,236)          --               --          (310,596)     (151,822)

Notes and Bonds:
Appreciation ...            233           --            825,719         564,361         9,987
Depreciation ...           --             --           (209,000)       (157,319)       (1,512)
                  -------------    -------------   ------------    ------------    ----------

                   $ 26,082,623     $    --        $    616,719    $     12,622    $  363,245
                   ============    =============   ============    ============    ==========

8.      Shares Outstanding
Shares Outstanding at December 31, 1997, are:


                                                        Portfolio
                               --------------------------------------------------------------
                                 Equity       Money        Bond         Managed      Tactical
                                              Market                                  Asset
                               ----------   ----------  ----------    ----------    ---------

AUL ........................      309,609         --           --           --         50,001
Dean Investments ...........         --           --           --           --         50,000
AUL American Unit Trust ....    1,614,297    7,349,731      795,328    1,550,349            9
AUL Group Retirement Annuity
     Separate Account II ...    1,465,751   43,314,846    2,235,017    1,991,812        3,165
AUL American Individual
     Unit Trust ............      426,749    5,092,365      221,699      403,062      254,722
                               ----------  -----------   ----------   ----------     --------

                                3,816,406   55,756,942    3,252,044    3,945,223      357,897

FINANCIAL HIGHLIGHTS
The per share amounts are based on average shares outstanding throughout the year.

                                            Equity Portfolio
                         ------------------------------------------------------
                            1997        1996        1995        1994       1993
                         --------    -------      ------      ------    -------

Per Share Data:
Investment Income        $  0.42     $  0.39     $  0.37     $  0.33    $  0.28
Expense                     0.13        0.11        0.09        0.09       0.10

Net investment income       0.29        0.28        0.28        0.24       0.18

Net gain (loss) on
investments                 4.64        2.44        2.12        0.26       1.58

Shareholder distributions:
Net investment income      (0.30)      (0.28)      (0.27)      (0.24)     (0.18)
Realized gain              (0.25)                  (0.19)      (0.67)     (0.39)


Net increase (decrease)     4.38        2.44        1.94       (0.41)      1.19
Net asset value at
beginning of year          16.65       14.21       12.27       12.68      11.49
                         -------     -------     -------      ------    -------
Net asset value at
end of year              $ 21.03     $ 16.65     $ 14.21     $ 12.27    $ 12.68
                         =======     =======     =======     =======    =======


Ratio to average net assets:
Expense                    0.66%       0.70%       0.70%       0.73%       0.82%
Net investment income      1.52%       1.81%       2.08%       1.85%       1.46%

Total return              29.59%      19.17%      19.45%       2.64%      14.80%

Portfolio turnover rate       9%         11%         10%         20%         10%

Average commission
rate paid*          $     0.0719$     0.0666         N/A         N/A         N/A

Shares outstanding     3,816,406   3,042,989   2,483,962   1,675,654     904,136



*Computed by dividing the total amount of commission paid by the total number of shares purchased and sold during the period for which there was a commission. This disclosure is required by the SEC beginning in 1996.

The accompanying notes are an integral part of the financial statements.

The per share amounts are based on average shares outstanding throughout the year.

                                           Money Market Portfolio

                         ------------------------------------------------------
                            1997        1996        1995        1994       1993
                         --------    -------      ------      ------    -------


Per Share Data:
Investment Income       $   0.06    $   0.06    $   0.06    $   0.05   $   0.03
Expense                     0.01        0.01        0.01        0.01       0.01

Net investment income       0.05        0.05        0.05        0.04       0.02

Net gain (loss) on
investments                  --          --          --          --         --

Shareholder distributions:
Net investment income      (0.05)      (0.05)      (0.05)      (0.04)     (0.02)
Realized gain                --          --          --          --         --


Net increase                 --          --          --          --         --
Net asset value at
beginning of year           1.00        1.00        1.00        1.00       1.00
                        --------    --------    --------    --------   --------
Net asset value
at end of year          $   1.00    $   1.00    $   1.00    $   1.00   $   1.00
                        ========    ========    ========    ========   ========


Ratio to average net assets:
Expense                    0.66%       0.70%       0.73%       0.75%       0.84%
Net investment income      4.83%       4.64%       5.13%       3.71%       2.30%

Total return               4.85%       4.63%       5.09%       3.38%       2.33%

Portfolio turnover rate

Average commission
rate paid*                   N/A         N/A         N/A         N/A         N/A

Shares outstanding    55,756,942  40,227,475  24,290,006  15,495,643   6,153,301

*Computed by dividing the total amount of commission paid by the total number of shares purchased and sold during the period for which there was a commission. This disclosure is required by the SEC beginning in 1996.

The accompanying notes are an integral part of the financial statements.

The per share amounts are based on average shares outstanding throughout the year.

                                           Bond Portfolio
                         ------------------------------------------------------
                            1997        1996        1995        1994       1993
                         --------    -------      ------      ------    -------


Per Share Data:
Investment Income       $   0.67    $   0.70    $   0.75    $   0.72   $   0.75
Expense                     0.07        0.08        0.08        0.08       0.09

Net investment income       0.60        0.62        0.67        0.64       0.66

Net gain (loss)
on investments              0.25      (0.39)        1.07      (1.01)       0.49

Shareholder distributions:
Net investment income      (0.59)      (0.63)      (0.66)      (0.64)     (0.66)
Realized gain              (0.23)      (0.01)      (0.01)                 (0.14)


Net increase (decrease)     0.03       (0.41)       1.07       (1.01)      0.35
Net asset value at
beginning of year          10.65       11.06        9.99       11.00      10.65
                        --------    --------    --------    --------   --------
Net asset value at
end of year             $  10.68    $  10.65    $  11.06    $   9.99   $  11.00
                        ========    ========    ========    ========   ========


Ratio to average net assets:
Expense                    0.67%       0.71%       0.70%       0.73%       0.80%
Net investment income      5.53%       5.85%       6.28%       6.19%       5.95%

Total return               7.85%       2.23%      17.79%     (3.56%)      10.69%

Portfolio turnover rate     107%         62%         55%         50%         29%

Average commission
rate paid*                   N/A         N/A         N/A         N/A         N/A

Shares outstanding     3,252,044   2,648,089   2,298,581   2,046,361   1,338,361

*Computed by dividing the total amount of commission paid by the total number of shares purchased and sold during the period for which there was a commission. This disclosure is required by the SEC beginning in 1996.
The accompanying notes are an integral part of the financial statements.

The per share amounts are based on average shares outstanding throughout the year.

                                           Managed Portfolio

                         ------------------------------------------------------
                            1997        1996        1995        1994       1993
                         --------    -------      ------      ------    -------


Per Share Data:
Investment Income       $   0.58    $   0.53    $   0.54    $   0.50   $   0.49
Expense                     0.10        0.09        0.08        0.08       0.09

Net investment income       0.48        0.44        0.46        0.42       0.40

Net gain (loss)
on investments              2.34        1.01        1.62       (0.45)      1.07

Shareholder distributions:
Net investment income      (0.48)      (0.44)      (0.46)      (0.42)    (0.40)
Realized gain              (0.41)      (0.03)      (0.20)      (0.30)    (0.24)


Net increase (decrease)     1.93        0.98        1.42       (0.75)      0.83
Net asset value at
beginning of year          13.40       12.42       11.00       11.75      10.92
                        --------    --------    --------    --------   --------
Net asset value at
end of year             $  15.33    $  13.40    $  12.42    $  11.00   $  11.75
                        ========    ========    ========    ========   ========


Ratio to average net assets:
Expense                    0.67%       0.70%       0.70%       0.73%       0.81%
Net investment income      3.27%       3.43%       3.86%       3.63%       3.49%

Total return              20.95%      11.79%      19.13%     (0.92%)      12.98%

Portfolio turnover rate      27%         34%         35%         34%          9%

Average commission
rate paid*          $     0.0716$     0.0668         N/A         N/A         N/A

Shares outstanding     3,945,223   3,215,189   2,484,037   2,233,298   1,197,065

*Computed by dividing the total amount of commission paid by the total number of shares purchased and sold during the period for which there was a commission. This disclosure is required by the SEC beginning in 1996.
The accompanying notes are an integral part of the financial statements.

The per share amounts are based on average shares outstanding throughout the year.

                        Tactical Asset Allocation Portfolio

                            1997        1996     1995(1)
                           ------    -------    --------

Per Share Data:
Investment Income       $   0.41    $   0.39    $   0.20
Expense                     0.13        0.11        0.04

Net investment income       0.28        0.28        0.16

Net gain (loss)
on investments              1.75        1.38        0.49

Shareholder distributions:
Net investment income      (0.28)      (0.28)      (0.16)
Realized gain              (0.96)      (0.17)      (0.05)


Net increase (decrease)     0.79        1.21        0.44
Net asset value at
beginning of year          11.65       10.44       10.00
                        --------    --------    --------
Net asset value at
end of year             $  12.44    $  11.65    $  10.44
                        ========    ========    ========


Ratio to average net assets:
Expense                    1.00%       1.00%       1.00%
Net investment income      2.24%       2.62%       3.70%

Total return              15.48%      15.67%       6.49%

Portfolio turnover rate      52%         25%          4%

Average commission
rate paid*              $ 0.0733    $ 0.0799         N/A

Shares outstanding       357,897     184,046     109,147


*Computed by dividing the total amount of commission paid by the total number of shares purchased and sold during the period for which there was a commission. This disclosure is required by the SEC beginning in 1996.

(1) Ratios calculated for period July 31, 1995 through December 31, 1995 on annualized basis

The accompanying notes are an integral part of the financial statements.

(This page is intentionally blank.)

American United Life Insurance Company
P.O. Box 368
Indianapolis, Indiana 46206-0368

P-12757
1/98